MANAGEMENT SERVICES AGREEMENT, dated May 23, 2014

(Amended – August 25, 2014)

EXHIBIT

NAME OF FUND

ADVISOR FEE PAID MONTHLY

TCG US Government Primary Liquidity Money Market Fund

Institutional Shares

0.60%

Service Shares

0.60%

Investor A Shares

0.60%

Investor B

0.60%

Investor C

0.60%

TCG Financial Series Trust VI

By: ______________________

Jorge Coloma, President

Dated: August 25, 2014

TCG Financial Services, LLC

By:

Vivian Coloma, President

Dated: August 25, 2014